As filed with the Securities and Exchange Commission on November 8, 2004
Registration No. 333-[_____]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MILLENNIUM CELL INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware		22-3726792
(State or Other Jurisdiction of Incorporation)		(I.R.S. Employer Identification Number)
1 Industrial Way West
Eatontown, New Jersey 07724
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

H. David Ramm
Chief Executive Officer
1 Industrial Way West
Eatontown, New Jersey 07724
(732) 542-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Malcolm I. Ross, Esq.
Dickstein Shapiro Morin & Oshinsky LLP
1177 Avenue of the Americas, 47th Floor
New York, New York 10036-2714
(212) 835-1400
__________________
Approximate date of commencement of proposed sale to public: From time to time or at one time after this Registration Statement becomes effective in light of market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
______________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee(1)(2)(3)
common stock, $.001 par value	5,348,277	$0.925	$4,947,156.23	$626.81

(1)  Shares issuable pursuant to Section 2.4(a) of the securities purchase agreement between us and the selling stockholder dated January 16, 2004.

(2)  Shares issuable upon conversion of $4 million aggregate principal amount of unsecured convertible debentures, including shares issuable in lieu of interest payments on our outstanding unsecured convertible debentures.

(3)  Calculated in accordance with Rule 457(c) based on the average of the high and low sales prices of our common stock as reported on the Nasdaq National Market on November 4, 2004, solely for the purpose of calculating the amount of the registration fee. Under Rule 416 under the Securities Act, the number of shares of common stock registered includes an indeterminate number of shares of common stock that may be issued in connection with stock splits, stock dividends or similar transactions.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

[Side legend: The information in this prospectus is not complete and may change. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.]

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED NOVEMBER 8, 2004

MILLENNIUM CELL INC.

5,348,277 SHARES OF COMMON STOCK

The selling stockholder listed under the section entitled “Selling Stockholder,” or its pledgees or assignees, is offering for sale up to 5,348,277 shares of our common stock for resale to the public. The selling stockholder will be selling shares of common stock (a) that it acquired from us in connection with the private placement completed on September 28, 2004, and (b) that it may acquire from us in connection with the conversion of the $4 million principal amount of unsecured convertible debentures purchased by the selling stockholder in such private placement, including the issuance of shares in lieu of interest payments on such unsecured convertible debentures. We will not receive any proceeds from the resale of shares of common stock by the selling stockholder. We are paying the expenses of this offering.

Our common stock is traded on the Nasdaq National Market where it trades under the symbol: MCEL. On November 4, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $0.93 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5.

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “Millennium Cell”, the “Company”, “we”, “us” and “our” refer and relate to Millennium Cell Inc. and its consolidated subsidiaries. You should rely only on the information incorporated by reference or contained in this prospectus or a prospectus supplement or amendment. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or a prospectus supplement or amendment. Our business, financial condition, results of operations and prospects may have changed since that date. You should read both this prospectus and any and all prospectus supplements together with additional information described under the heading, “Where You Can Find More Information.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ____________, 2004

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors”.

THE COMPANY

We were formed as a Delaware limited liability company in 1998, organized and began operations on January 1, 1999 and converted into a Delaware corporation on April 25, 2000. Currently, we are an emerging technology development company offering a proprietary technology to safely store, generate and deliver pure hydrogen as an energy source. We are engaged in the development of a next generation energy source for use primarily in consumer electronics, portable power devices and standby power systems as well as in selected transportation applications. Our innovative and proprietary Hydrogen on Demand(TM) systems safely generate high-quality hydrogen through the use of sodium borohydride. This chemical compound is non-combustible, high in energy density, easily distributed, and convenient for consumer use. Millennium Cell is developing certain technologies in partnership with corporate and government entities.

Our principal executive offices are located at 1 Industrial Way West, Eatontown, New Jersey 07724 and our telephone number at that location is (732) 542-4000. Our internet address is www.millenniumcell.com. The information contained in or connected to our website is not incorporated by reference in this prospectus.

THE OFFERING

The selling stockholder is offering 5,348,277 shares of our common stock. These shares consist of the following:

--	60,069 shares of common stock, and

--	5,288,208 shares of common stock issuable upon conversion of the $4 million principal amount of unsecured convertible debentures, including issuances in lieu of interest payments on such unsecured convertible debentures.

We determined the number of shares of common stock to be offered for resale by multiplying by 1.5 the approximate number of shares that could be issued upon conversion of the unsecured convertible debentures based on the closing price of our common stock on September 23, 2004, discounted at a rate of 7%, and adding the 60,069 shares of our common stock which were issued to the selling stockholder in connection with the private placement we completed on September 28, 2004. The number of shares that we may actually issue may be less than the shares being offered by the selling stockholder through this prospectus because the conversion of the unsecured convertible debentures may, at our option, be based on a formula that is dependent upon the market price of our common stock. If the market price of our common stock falls, we may be required to issue more shares of common stock upon conversion of the unsecured convertible debentures. We determined the number of shares covered by this prospectus in order to adequately cover a reasonable increase in the number required.

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The shares offered by the selling stockholder under this prospectus do not include shares which it may acquire from us in the future as a result of adjustments to the conversion price of the debentures due to sales by the Company of stock or stock equivalents at a price per share that is below the then applicable conversion price. Pursuant to a contractual obligation with the selling stockholder, if the conversion price is adjusted due to subsequent sales of stock or stock equivalents, the Company may be required to file a separate registration statement relating to any such shares.

The selling stockholder pursuant to this prospectus may sell the shares of common stock offered for resale in a secondary offering.

RECENT DEVELOPMENTS

SALE OF ADDITIONAL DEBENTURES

This prospectus contains brief summaries of the private placement financing transaction we completed on January 16, 2004, and certain provisions of the securities purchase agreement dated as of January 16, 2004, we entered into with the selling stockholder in connection therewith. For a full and complete statement of the terms and conditions of such transaction and the agreement, reference is made to our Current Report on Form 8-K that we filed with the SEC on January 21, 2004, our registration statement on Form S-3, No. 333-112519, the securities purchase agreement and the registration rights agreement, each of which was filed as an exhibit to such registration statement, and to the unsecured, convertible debenture filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The descriptions of all such agreements and instruments set forth herein are qualified in their entirety by such references.

On January 16, 2004, we entered into a private placement financing transaction with an accredited investor pursuant to the terms of a securities purchase agreement between us and the selling stockholder pursuant to which (i) the selling stockholder purchased unsecured convertible debentures with a $6 million principal amount (the “Initial Debentures”) and (ii) we issued to the selling stockholder 140,180 shares of our common stock. Pursuant to the terms of the securities purchase agreement, the selling stockholder was obligated, subject to satisfaction of certain conditions, at our sole option, to purchase up to $4 million principal amount of additional unsecured convertible debentures, if any (the “Additional Debentures”). Such terms and conditions include a provision requiring that we be in compliance in all material respects with the terms of the private placement transaction documents, that no event of default exists under the Initial Debentures and that we convert at least $4 million principal amount of the Initial Debentures into common stock in accordance with the terms of the Initial Debentures. On September 28, 2004, we were in compliance with such terms and conditions and, accordingly, we delivered written notice to the selling stockholder of our election to sell the Additional Debentures to the selling stockholder. After delivery of such written notice, we sold the Additional Debentures to the selling stockholder in a private placement transaction on September 28, 2004. We reported such transaction on the Current Report on Form 8-K we filed with the Commission on September 30, 2004.

The Additional Debentures are convertible into shares of our common stock subject to certain terms and conditions. Interest accrues on the unsecured convertible debentures at a rate of 6% per annum with payments due quarterly. The Company is permitted to issue shares of common stock to satisfy the interest obligation, if certain conditions to such issuance, as set forth in the Additional Debentures, are satisfied. The value of the shares so issued by the Company is based upon the volume-weighted, five day average trading price per share immediately preceding the applicable interest payment date. In consideration for the purchase of the Additional Debentures, we issued 60,069 shares of common stock to the selling stockholder. The registration statement to which this prospectus is attached registers the shares of common stock underlying the Additional Debentures and the additional 60,069 shares of common stock that we issued to the selling stockholder.

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The Additional Debentures have an aggregate principal amount equal to $4 million and are due 18 months from the date of issuance, subject to six 30 day extensions. The Additional Debentures are convertible to common stock at a conversion price equal to $1.55 per share, 120% of the average of the closing prices for the five trading days immediately preceding September 24, 2004 (the “Initial Conversion Price”), subject to anti-dilution and other conversion price adjustments.

Subject to certain terms and conditions, the shares of our common stock underlying the Additional Debentures are issuable to the selling stockholder upon conversion under three different scenarios:

--	At the option of the holder, at any time and from time to time, at the Initial Conversion Price;

--	At option of the Company on or after the first anniversary date of the Additional Debentures, if the closing prices of the Company’s common stock during each of 20 consecutive trading days is equal to or greater than 135% of the Initial Conversion Price; or

--	At any time, and from time to time, the Company may also convert $300,000 (or up to $2.5 million with selling stockholder consent) of the unsecured convertible debentures each 10 trading days at an adjusted conversion price equal to the lesser of (i) the Initial Conversion Price and (ii) 93% of the volume weighted average of closing prices for the 5 prior consecutive trading days.

In addition, the Company has the option to issue freely tradable shares of common stock in lieu of interest payments on the unconverted and then outstanding principal amount of the unsecured convertible debentures. The number of shares of common stock issued in lieu of any interest payment will be equal to the amount of the interest payment divided by the average 5 consecutive day volume weighted average price of the stock for the 5 consecutive trading days immediately preceding the interest payment date.

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Upon the occurrence of an event of default, as defined in the Additional Debentures and the Initial Debentures, or if the average of the closing price of the Additional Debenture or the Initial Debenture is less than: (x) $1.00 (subject to adjustment) during any 30 consecutive trading day period; (y) $.75 (subject to adjustment) during any 15 consecutive trading day period; or (z) $.50 (subject to adjustment) during any five consecutive trading day period, the holder thereof may elect to require the Company to prepay all or a portion of the principal amount of such Additional Debentures, including any Additional Debentures converted into shares of our common stock during the 10 trading days prior to selection, at a premium to such principal amount. Mainfield Enterprises Inc., the holder of both the Initial Debenture and the Additional Debenture has agreed to waive, until December 31, 2004, its prepayment right in the event that our common stock might be under $1 for 30 consecutive trading days.

NASDAQ DE-LISTING NOTICE

On October 7, 2004, we received a letter from Nasdaq notifying us that for the 10 consecutive trading days prior to the date of the letter, the market value of our common stock had been below the minimum of $50,000,000 as required for continued inclusion on the Nasdaq National Market by Marketplace Rule 4450(b)(1)(A). Accordingly, in accordance with Marketplace Rule 4450(e)(4), Nasdaq provided us with 30 calendar days, or until November 8, 2004, to regain compliance. If, at anytime prior to November 8, 2004, the market value of our common stock is $50,000,000 or more for a minimum of 10 consecutive business days, the staff of Nasdaq will determine if we are in compliance with the Rule. If we do not demonstrate compliance with Marketplace Rule 4450(b)(1)(A) by November 8, 2004, Nasdaq is expected to provide us with written notification that our common stock will be delisted from the Nasdaq National Market. In that case, prior to any delisting, we may appeal the Nasdaq staff’s determination to a Listing Qualifications Panel, which would conduct a hearing on the matter. We are currently evaluating several options available to either maintain the listing of our common stock on the Nasdaq National Market or to move such listing to the Nasdaq Small Cap Market.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider the risks described below and other information, including our financial statements and related notes previously included in our periodic reports filed with the Commission. If any of the factors or conditions summarized in the following risks actually occur, our business prospects, financial condition and results of operations could be materially harmed, the trading price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are those that we currently believe may materially affect us. Additional risks and uncertainties of which we are unaware or which we currently deem immaterial also may become important factors that affect us.

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WE ARE A DEVELOPMENT STAGE COMPANY, WHICH HAS ONLY BEEN IN BUSINESS FOR A LIMITED TIME.

We completed our initial public offering in August 2000. Due to the nature of the emerging industries in which we compete, much of our information rests on the beliefs formed by management and has not necessarily been supported by independent sources. As a result, there can be no guarantee as to the adequacy of our business plan. Due to the emerging nature of hydrogen storage and delivery technology, and fuel cell technology and alternative energy technology in general, your basis for evaluating us is limited.

WE HAVE INCURRED SUBSTANTIAL LOSSES AND EXPECT CONTINUED LOSSES FOR THE NEXT 18 TO 24 MONTHS. THERE CAN BE NO ASSURANCE THAT WE CAN ACHIEVE PROFITABILITY, AND EVEN IF WE DO BECOME PROFITABLE, THAT WE CAN SUSTAIN PROFITABILITY.

We have incurred substantial losses since we were founded and we anticipate we will continue to incur losses over the next 18 to 24 months. We had an accumulated deficit equal to $71,162,058 as of June 30, 2004. We expect to continue to incur net losses for the next 18 to 24 months as we continue to make significant investments in commercialization activities. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

WE EXPECT OUR FUTURE OPERATING RESULTS TO VARY FROM QUARTER TO QUARTER, AND INCREASE THE LIKELIHOOD THAT WE MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS AT ANY GIVEN TIME.

We expect our revenues and operating results to vary significantly from quarter to quarter. In addition, the Company will be required to incur interest expense upon conversion of the unsecured convertible debentures into common stock at the time of, and to the extent of, such conversion. As a result of each of the foregoing, quarter-to-quarter comparisons of our revenues, interest expense and operating results may not be meaningful. In addition, due to our stage of development, we cannot predict our future revenues or results of operations accurately. It is possible that in one or more future quarters our operating results will fall below the expectations of securities analysts and investors. If this happens, the trading price of our common stock may decline.

WE MAY BE SUBJECT TO LITIGATION RESULTING FROM COMMON STOCK VOLATILITY, WHICH MAY RESULT IN SUBSTANTIAL COSTS AND A DIVERSION OF OUR MANAGEMENT’S ATTENTION AND RESOURCES AND COULD HAVE A NEGATIVE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps substantially, including:

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--	failure to meet our product development and commercialization milestones,

--	demand for our common stock,

--	revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter,

--	downward revisions in securities analysts’ estimates or changes in general market conditions,

--	technological innovations by competitors or in competing technologies,

--	investor perception of our industry or our prospects, or

--	general technology or economic trends.

In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. As a result, we may be involved in a securities class action litigation in the future. Such litigation often results in substantial costs and a diversion of management’s attention and resources and could have a negative effect on our business and results of operations.

WE MAY NEED FUTURE CAPITAL TO COMPLETE OUR PRODUCT DEVELOPMENT AND COMMERCIALIZATION PLANS. IF WE ARE ABLE TO RAISE ADDITIONAL CAPITAL, IT MAY DILUTE YOUR OWNERSHIP OR RESTRICT OUR ABILITY TO RUN OUR BUSINESS.

The Company’s working capital requirements continue to be significant. To date, the Company has been dependent primarily on the net proceeds of its initial public offering and private placements of its equity securities. We currently have no committed sources of, or other arrangements with respect to, additional financing. There can be no assurance that the Company’s existing capital resources will be sufficient to fund the Company’s future operations. If additional working capital is required, it may dilute your ownership or restrict our ability to run our business. In addition, conversion of the outstanding unsecured convertible debentures will cause dilution.

The Company’s working capital requirements depend and will continue to depend on numerous factors, including the timing of revenues, the expense involved in commercializing its products, realizing cost reductions on its technology, and the cost involved in protecting the proprietary rights of the Company.

OUR OUTSTANDING DEBENTURES ARE SUBJECT TO MANDATORY PREPAYMENTS AT THE OPTION ON THE HOLDERS THEREOF UPON CERTAIN CONDITIONS.

Our outstanding debentures are subject to mandatory prepayments at the option on the holders thereof upon certain conditions, including the occurrence of an event of default, the definition of which varies. Such prepayment obligations are exercisable by the holders of the debentures at conversion rates equal to between 100% and 130% of the principal amount of such outstanding debentures. Further, any debentures that were converted into shares of our common stock during the 10 trading days preceding the holders’ written notice of its election to exercise such mandatory prepayment shall also be subject to such prepayment obligation. For purposes of our debentures generally, an event of default with respect to a debenture includes, but is not limited to, the following events:

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--    any default in the payment of principal or liquidated damages in respect of such debenture, as and when the same becomes due and payable (whether by acceleration or otherwise), or any default in the payment of interest in respect of any debentures, within five business days of when the same become due and payable;

--    a Bankruptcy Event (as defined in such debenture);

--    our common stock is not listed or quoted, or is suspended from trading, on any one of the New York Stock Exchange, Inc., the American Stock Exchange LLC or the National Market or the SmallCap Market of Nasdaq for an aggregate of twelve trading days (which need not be consecutive trading days); provided, that if we effect any voluntary suspensions of our common stock from any such market for less than one hour at a time to disseminate material information shall not be included within such number of trading days;

--    we shall fail for any reason to deliver certificates representing the shares of our common stock issuable upon a conversion of such debenture that complies with the provisions thereof prior to the fifth business day after the applicable conversion date or we shall provide notice to the holder thereof, including by way of public announcement, at any time, of our intention not to comply with such holder’s request for conversion of the debenture in accordance with the terms thereof;

--    we shall fail to have available a sufficient number of authorized and unreserved shares of common stock to issue to the holder upon a conversion of such debenture;

--    we shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In (as defined in the debenture) within seven days after notice therefor is delivered hereunder or shall fail to pay any applicable liquidated damages due as set forth in the applicable debenture within seven days of the date of the request for such payment;

--    the occurrence of a Change of Control (as defined in the applicable debenture);

--    during the effectiveness period of the registration statement registering the shares underlying debenture, the effectiveness of such registration statement lapses for any reason or the holder of the debenture shall not be permitted to resell its securities registered thereunder, in either case, for more than seven consecutive trading days or an aggregate of 20 trading days (which need not be consecutive trading days);

--    we default in the timely performance of any other material obligation under the transaction documents relating to such debenture and such default continues uncured for a period of five trading days after the date on which notice of such default is first given to us by the holder of such debenture (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within five trading days);

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--    an Event (as defined in the registration rights agreement entered into by us in connection with such debenture) shall not have been cured to the satisfaction of the holder of such debenture prior to the expiration of 10 days from the Event Date (as defined in the registration rights agreement entered into by us in connection with such debenture) relating thereto;

--    we or any subsidiary materially defaults in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of our or any of our subsidiaries in an amount exceeding $500,000, and such default results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

--    the occurrence of an event of default under any other debenture or the occurrence of any event that, with the passage of time and without being cured, would constitute an event of default under any other debenture; or

--    the ratio of our Unsecured Cash and Cash-Equivalents balances to Unsecured Indebtedness shall be less than .80 to 1.

Certain of the debentures are also subject to a mandatory prepayment, at the option of the holder thereof if the average of the closing price of such debenture is less than: (x) $1.00 (subject to adjustment) during any 30 consecutive trading day period; (y) $.75 (subject to adjustment) during any 15 consecutive trading day period; and (z) $.50 (subject to adjustment) during any 5 consecutive trading day period. See “The Company - Sale of Addition Debentures”.

The election of any one or more holders of our outstanding debentures to exercise any such prepayment obligations will have a material adverse effect on our business and operations. We believe that generally, an event of default with respect to our outstanding debentures will only occur at a time, if at all, that we are experiencing other financial difficulties and, accordingly, any election of a mandatory prepayment obligation may have a compounding material adverse effect on our ability to handle such difficulties.

WE RELY ON GOVERNMENT FUNDING FOR CERTAIN RESEARCH AND DEVELOPMENT AND TECHNOLOGY DEMONSTRATION PROJECTS.

We generate revenues from government funding of certain of our research and development and technology demonstration projects, especially from the Department of Defense and the Department of Energy. Loss of any of such government funding for any reason or a material decrease in government funding research generally may have a material adverse effect on our ability to complete our existing research and development activity and to initiate new research and development projects, and on our business and operations.

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OUR FUTURE PLANS COULD BE ADVERSELY AFFECTED IF WE ARE UNABLE TO ATTRACT OR RETAIN KEY PERSONNEL.

We have attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers and marketing professionals. Our future success is dependant in part on attracting and retaining qualified management and technical personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect our development and commercialization plans and therefore, our business, prospects, results of operations and financial condition.

WE DO NOT INTEND TO PAY ANY DIVIDENDS.

We have not declared and paid any dividends on our common stock and we do not intend to declare and pay any dividends on our common stock. Earnings, if any, will be re-invested in our business.

WE MAY BE REQUIRED TO ISSUE MORE SHARES OF COMMON STOCK UPON ADJUSTMENT OF THE CONVERSION PRICE OF THE UNSECURED CONVERTIBLE DEBENTURES. SALES OF SUBSTANTIAL AMOUNTS OF COMMON STOCK IN THE PUBLIC MARKET COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK AND MAKE IT MORE DIFFICULT FOR US AND OUR STOCKHOLDERS TO SELL OUR EQUITY SECURITIES IN THE FUTURE.

If we sell stock or stock equivalents at a price per share that is below the then-applicable conversion price of the unsecured convertible debentures, then the conversion price of such debentures may adjust downward, subject to certain enumerated exceptions. The number of additional shares of common stock to which the holders of the debentures would be entitled depends on the price at which we sell our common stock. Furthermore, at any time and from time to time after the effectiveness of any registration statement relating to the resale of shares for this financing program, and if certain conditions are met, we have the right, upon 10 trading days’ prior notice, to require the conversion of $300,000 (increased to up to $2,500,000 with the selling stockholder’s consent) of unsecured convertible debentures into common stock. The conversion price, at the time and to the extent of the conversion, will be determined based on a discount of 7% on the volume weighted average closing price for the 5 trading days prior to the conversion. As a result of the foregoing, we may be required to issue more shares of common stock upon the conversion of debentures issued or issuable as part of the private placement transaction.

Sales of substantial amounts of common stock in the public market could reduce the market price of our common stock and make it more difficult for us and our stockholders to sell our equity securities in the future.

The number of shares registered hereby relating to the unsecured convertible debentures includes more than the number of shares that the selling stockholder is currently eligible to receive upon the conversion of the unsecured convertible debentures at the Initial Conversion Price. We are obligated to register for resale more shares than are currently issuable under all of the unsecured convertible debentures, pursuant to contractual obligations with the selling stockholder and to ensure that a sufficient number of shares is registered in the event that conversion price adjustments are made. If the price of our common stock decreased substantially and we sold shares at a price lower than the conversion price of the unsecured convertible debentures issued or issuable as part of the private placement, the issuance of a greater number of shares under those debentures could have an effect on the control of our Company. The unsecured convertible debentures, however, cannot be converted to the extent that the selling stockholder would then own, together with its respective affiliates, more than 9.999% of the shares of common stock then outstanding subsequent to the conversion.

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Although the sale of these additional shares to the public might increase the liquidity of our stockholders’ investments, the increase in the number of shares available for public sale could drive the price of our common stock down, thus reducing the value of your investment and perhaps hindering our ability to raise additional funds in the future. In addition, to the extent other restricted shares become freely available for sale, whether through an effective registration statement or under Rule 144 of the Securities Act, or if we issue additional shares that might be or become freely available for sale, our stock price could decrease.

IF WE ARE UNABLE TO CONTINUE TO COMPLETE PROTOTYPE DEVELOPMENT AND ENGINEERING OF COMMERCIALLY VIABLE HYDROGEN GENERATION SYSTEMS, WE WILL NOT BE ABLE TO BUILD OUR BUSINESS AS ANTICIPATED.

We have produced and are currently demonstrating a number of test and evaluation systems and are continuing our efforts to decrease the costs of our systems’ components and subsystems, improve their overall reliability and efficiency and ensure their safety. In addition, while we are conducting tests to predict the overall life of our systems, we have not yet tested our system’s longevity for the useful life required for commercialization.

FAILURE TO MEET MILESTONES AND PERFORMANCE GOALS WITH POTENTIAL CUSTOMERS COULD DELAY OR IMPEDE COMMERCIALIZATION OF OUR TECHNOLOGY. POTENTIAL PURCHASERS OF OUR SYSTEMS MAY DECLINE TO PURCHASE THEM OR CHOOSE TO PURCHASE ALTERNATE TECHNOLOGIES.

We have established product development and commercialization milestones and a timeline for achieving development goals related to our technology, design improvements and fuel cost reduction goals. Delays and missed milestones may have a material impact on our commercialization schedule. If we experience delays in meeting our development goals or our systems experience technical defects or if we are unable to meet cost or performance goals, including system efficiency, or hydrogen output useful life and reliability, our commercialization schedule could be delayed. In such event, potential purchasers of our systems may choose alternative technologies and any delays could allow potential competitors to gain market advantages.

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OUR HYDROGEN GENERATION SYSTEMS MAY ONLY BE COMMERCIALLY VIABLE AS A COMPONENT OF OTHER COMPANIES’ PRODUCTS, AND THESE COMPANIES MAY CHOOSE NOT TO INCLUDE OUR SYSTEMS IN THEIR PRODUCTS.

To be commercially viable, our hydrogen generation systems must be integrated into products manufactured by original equipment manufacturers, which are known as OEMs. We can offer no guarantee that OEMs will manufacture appropriate products or, if they do manufacture such products, that they will choose to use our sodium borohydride hydrogen generation systems. Any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for our hydrogen generation systems and our financial results.

ANY PERCEIVED PROBLEM WHILE CONDUCTING DEMONSTRATIONS OF OUR TECHNOLOGY COULD HURT OUR REPUTATION AND THE REPUTATION OF OUR PRODUCTS, WHICH WOULD IMPEDE THE DEVELOPMENT OF OUR BUSINESS.

We are currently field-testing our sodium borohydride technology and we plan to conduct additional field tests in the future. Although to date we have not experienced significant problems in our field-testing, these field tests may encounter problems and delays for a number of reasons, including the failure of our technology, the failure of the technology of others, the failure to combine these technologies properly and the failure to maintain and service the test prototypes properly. Many of these potential problems and delays are beyond our control. In addition, field test programs, by their nature, involve delays and modifications. Any problem or perceived problem with our field tests could hurt our reputation and the reputation of our products.

A MASS MARKET FOR OUR PRODUCTS MAY NEVER DEVELOP OR MAY TAKE LONGER TO DEVELOP THAN WE ANTICIPATE.

A mass market may never develop for sodium borohydride hydrogen generation systems, or may develop more slowly than we anticipate. Fuel cells and internal combustion engines operating on hydrogen generation systems represent an emerging market, and we do not know whether end-users will want to use them. The development of a mass market for these systems may be affected by many factors, some of which are beyond our control, including:

--	the acceptance in mass markets of hydrogen as an alternative fuel source,

--	the cost competitiveness of our hydrogen generation systems,

--	acceptance of fuel cells as a reliable cost competitive energy source,

--	the emergence of newer, more competitive technologies and products,

--	the future cost of sodium borohydride,

--	regulatory requirements,

--	consumer perceptions of the safety of our products, and

--	consumer reluctance to try a new product.

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If a mass market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and we may never achieve profitability.

WE WILL CONTINUE TO FACE INTENSE COMPETITION FROM ENERGY TECHNOLOGY COMPANIES AND MAY BE UNABLE TO COMPETE SUCCESSFULLY.

Our products face and will continue to face significant competition. New developments in technology may negatively affect the development or sale of some or all of our products or make our products uncompetitive or obsolete. A large number of corporations, national laboratories and universities in the United States, Canada, Europe and Asia are pursuing alternative hydrogen storage and delivery technologies. These entities, many of which have substantially greater resources than we do, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, certain of our products and technologies.

As others understand the potential of fuel cells to replace existing power sources and the necessity of hydrogen to power those fuel cells, we expect there to be increased competition in the hydrogen delivery and storage product segment. This competition will come from current storage technologies, from improvements to current storage technologies and from new storage technologies. We intend to compete in each of our target markets based on that market’s desired product characteristics, such as safety, cost, size, environmental impact, ease of use and a variety of other attributes. Depending on the specific desired attributes of each market and application, our technology may or may not be able to compete successfully. Failure to compete in each of our target markets will have a material adverse effect on our business and operations.

OUR FAILURE TO OBTAIN OR MAINTAIN THE RIGHT TO USE CERTAIN INTELLECTUAL PROPERTY MAY NEGATIVELY AFFECT OUR BUSINESS.

Our future success and competitive position depends in part upon our ability to obtain or maintain certain proprietary intellectual property to be used in our principal products. This may be achieved in part by prosecuting claims against others who we believe are infringing on our rights and by defending claims of intellectual property infringement by our competitors. While we are not currently engaged in any material intellectual property litigation, we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or we could commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of sales of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome as a defendant in any such litigation, we may, among other things, be required to:

--	pay substantial damages,

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--	cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property,

--	expend significant resources to develop or acquire non-infringing intellectual property,

--	discontinue processes incorporating infringing technology, or

--	obtain licenses to the infringing intellectual property.

An adverse outcome as plaintiff, in addition to the costs involved, may, among other things, result in the loss of the patent in a suit by a holding of invalidity or unenforceability, significantly increase competition as a result of the holding, and require the payment of penalties resulting from counterclaims by the defendant.

We cannot assure you that we would be successful in such development or acquisition or that such licenses would be available upon reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a negative effect on our business and financial results.

WE MAY NOT BE ABLE TO PROTECT THE RIGHTS TO OUR INTELLECTUAL PROPERTY.

Failure to protect our existing intellectual property rights may result in the loss of our exclusivity or the right to use our technologies. If we do not adequately ensure our freedom to use certain technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation and/or be enjoined from using such intellectual property. We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. The patents that we have obtained will expire as early as 2015 and the most recently filed applications, if issued, will not expire until 2021. Some of our intellectual property is not covered by any patent or patent application. As we further develop our system and related intellectual property, we expect to seek additional patent protection. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, we cannot assure you that:

--	any of the patents owned by us or other patents that other parties license to us in the future will not be invalidated, circumvented, challenged, rendered unenforceable or licensed to others,

--	any of our pending or future patent applications will be issued with the breadth of claim coverage sought by us, if issued at all, or

--	any patents owned by or licensed to us, although valid, will not be dominated by a patent or patents to others having broader claims.

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In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.

We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or patentable, in part by confidentiality agreements. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons will not assert rights to intellectual property arising out of these relationships.

The members of our scientific advisory board are employed by entities other than us, some of which may compete with us. We have not entered into non-competition agreements with any of our scientific advisors. If any of them were to consult with or become employed by any of our competitors, our business could be negatively affected.

SODIUM BOROHYDRIDE IS CURRENTLY A SPECIALTY CHEMICAL, PRODUCED IN LIMITED QUANTITIES AND SOLD AT HIGH MARGINS. AS A RESULT, THE ENERGY PRODUCED BY OUR SYSTEMS MAY COST MORE THAN ENERGY PROVIDED THROUGH CONVENTIONAL AND ALTERNATIVE SYSTEMS. ACCORDINGLY, OUR SYSTEMS MAY BE LESS ATTRACTIVE TO POTENTIAL USERS.

Our systems’ ability to produce energy depends on the availability and pricing of sodium borohydride. Sodium borohydride is currently a specialty chemical that has limited commercial use and is not manufactured in vast quantities. There are a limited number of manufacturers of sodium borohydride located in the United States and Europe and there can be no assurance that the cost of this specialty chemical will be reduced.

We believe that we can compete in the portable power and micro power markets at the current price of sodium borohydride, but it will be necessary to scale-up production of the chemical to be cost competitive in the transportation markets. If market acceptance of our technology increases in the transportation, portable power and battery markets, we believe that this increase in demand for sodium borohydride will result in the need for additional global manufacturing capacity. There can be no assurance that we will be able to successfully engage other companies to increase the production of sodium borohydride to meet the required demand.

If the price of sodium borohydride is such that the energy produced by our systems costs more than the energy provided through conventional and other alternative systems, our systems may be less attractive to potential users.

WE ARE DEPENDENT ON COMPANIES OR GOVERNMENTAL AGENCIES TO DEVELOP THE INFRASTRUCTURE REQUIRED TO USE OUR TECHNOLOGIES IN CERTAIN APPLICATIONS OR MARKETS.

Our supply chain plan is focused primarily on the global joint development and licensing of a proprietary process for the manufacture and regeneration of sodium borohydride with large, industrial partners including borate producers, industrial hydrogen providers, chemical providers, and major energy producers (including oil, gas, and electricity companies). Our success in this area is dependent on our ability to enter into partnerships or other cooperative arrangements with these companies. There can be no assurance that we will be able to rely on companies and/or government agencies to make the infrastructure changes needed for our technology to be used on a mass scale in all potential markets.

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WE ARE DEPENDENT ON GOVERNMENT CONTRACTS BUSINESS WHICH IS IMPORTANT TO THE IMPLEMENTATION OF OUR COMMERCIALIZATION PLANS.

We plan to have a large percentage of our projected revenues for the next several years come from government contracts business. We have not yet obtained, and may not obtain, significant amounts of this business. Obtaining government contracts business is highly uncertain and is subject to extensive regulation and requirements. If we fail to obtain such government contracts business, it would materially adversely affect our commercialization plans and, therefore, our business, prospects, results of operations and financial condition.

ANY ACCIDENTS INVOLVING OUR PRODUCTS OR THE RAW MATERIALS USED IN OUR PRODUCTS COULD IMPAIR THEIR MARKET ACCEPTANCE.

Sodium borohydride fuel solutions have a high pH, and may be corrosive and harmful to human skin. In powder form, it can be fatal if swallowed and may cause skin burns in contact with moist skin. The long-term health effects of the fuel have not been evaluated. If spilled in the ground or water it could adversely impact plant, marine, or animal life. Furthermore, if sodium borohydride comes into contact with water, it could generate flammable hydrogen gas. In solid form, sodium borohydride is also combustible and could produce hazardous and/or flammable decomposition products in a fire.

FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). These forward-looking statements reflect our current view about future events and financial performance and are subject to risks and uncertainties. Statements contained herein that are not statements of historical fact may be deemed to be forward-looking information. When we use words such as “plan,” “believe,” “expect,” “anticipate,” “on target” and “intend” or similar expressions, we are making forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from our expectations, and we expressly do not undertake any duty to update forward-looking statements or to publicly announce revisions to any of the forward-looking statements, whether as a result of new information, future events or otherwise. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of, and the availability of components and raw materials required by, a hydrogen fuel storage and delivery system, (ii) competition from current, improving and alternate power technologies, (iii) our ability to raise capital at the times, in the amounts and at costs and terms that are acceptable to fund the development and commercialization of our hydrogen fuel storage and delivery technology and our business plan, (iv) our ability to protect our intellectual property, (v) our ability to achieve budgeted revenue and expense amounts, (vi) our ability to generate revenues from the sale or license of, or provision of services related to, our technology, (vii) our ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance, (viii) our ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets, (ix) our ability to secure government funding of our research and development and technology demonstration projects and (x) other factors discussed under the caption “Investment Considerations” in our Annual Report on Form 10-K for the year ended December 31, 2003.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholder.

SELLING STOCKHOLDER

The following table sets forth information regarding the beneficial ownership of shares of common stock by the selling stockholder as of October 25, 2004, and the number of shares of common stock covered by this prospectus. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. The following table includes certain shares of common stock issuable upon conversion of certain unsecured convertible debentures. However, the selling stockholder is prohibited from acquiring shares of common stock under the debentures to the extent that such acquisition would result in the selling stockholder, together with any of its respective affiliates, beneficially owning in excess of 9.999% of our common stock outstanding after such acquisition. The selling stockholder has not held any position or office and has not had any other material relationship with us or any of our affiliates within the past three years.

The percentage of ownership for the selling stockholder disclosed in this table is based on 39,324,333 shares of common stock outstanding as of September 30, 2004, plus any common stock equivalents exercisable within 60 days and held by that holder. Both the number of shares listed as beneficially owned after the offering by the selling stockholder in the table and selling stockholder’s percentage of share ownership after the offering are based on the assumption that all of the shares acquired by the selling stockholder and being offered hereunder or otherwise previously registered for resale by the selling stockholder are sold and that no other shares of common stock are acquired or disposed of by the selling stockholder prior to the termination of this offering. No shares are included in the table relating to conversions of unsecured convertible debentures at the election of the Company at prices of less than the Initial Conversion Price, since conversions at the election of the Company must be initiated by the Company, and, as such, are not within the control of the selling stockholder and therefore not deemed beneficially owned by the selling stockholder. Because the selling stockholder may sell all, some or none of its shares or may acquire or dispose of other shares of common stock, we cannot estimate the aggregate number of shares that will be sold in this offering or the number or percentage of shares of common stock that the selling stockholder will own upon completion of this offering.

Information with respect to the shares of our common stock beneficially owned by the selling stockholder follows:

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BENEFICIAL OWNERSHIP PRIOR TO RESALE OF SHARES				BENEFICIAL OWNERSHIP AFTER RESALE OF SHARES REGISTERED FOR SELLING STOCKHOLDER BY THE COMPANY
Name of Selling Stockholder	Number of Shares	Percent	Number of Shares Being Offered(1)	Number of Shares	Percent
Mainfield Enterprises, Inc.	416,041(2)	*	5,348,277(3)	355,972(4)	*
* less than 1%
------------
(1) The Company is contractually obligated to register all the shares offered hereby.

(2) This figure does not include (i) 1,931,817 shares of common stock issuable to the selling stockholder upon conversion of the remainder of the Initial Debentures that have not been converted as of October 25, 2004, and (ii) 5,288,208 shares of common stock issuable to the selling stockholder upon conversion of the Additional Debentures. The selling stockholder cannot convert its debentures to the extent that it would then own, together with its affiliates, more than 9.999% of the shares of our common stock then outstanding. The actual number of share of common stock issuable upon conversion of the Initial Debentures and the Additional Debentures may be more or less than the amounts discussed above.

(3) Includes: (i) 60,069 issued and outstanding shares of common stock issued to the selling stockholder in connection with the purchase of the Additional Debenture and (ii) 5,288,208 shares of common stock issuable to the selling stockholder upon conversion of the Additional Debentures. See Footnote 2.

(4) This figure does not include (i) 1,931,817 shares of common stock issuable to the selling stockholder upon conversion of the remainder of the Initial Debentures that have not been converted as of October 25, 2004. See Footnote 2.

PLAN OF DISTRIBUTION

The selling stockholder and any pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

--	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

--	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

--	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

--	an exchange distribution in accordance with the rules of the applicable exchange;

--	privately negotiated transactions;

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--	short sales made after the effectiveness of this registration statement;

--	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

--	a combination of any such methods of sale; and

--	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

Short sales of the common stock made before the effectiveness of the registration statement may not be covered with shares of common stock registered hereunder.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the common stock and unsecured convertible debentures owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The Company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

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LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Dickstein Shapiro Morin & Oshinsky LLP.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act and the rules and regulations thereunder for the registration of the resale of shares of common stock. This prospectus is part of the registration statement. As allowed by the Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus and information we file later with the Commission will automatically update and supersede this information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us, our business and our finances.

The documents that we are incorporating by reference are:

--	Our Annual Report on Form 10-K for the year ended December 31, 2003;

--	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, and June 30, 2004;

--	Our Current Reports on Form 8-K filed with the Commission on January 21, February 17, February 18, March 18, May 6, July 28, July 28, 2004, September 10, September 30, and October 14, 2004;

--	The description of our common stock that is contained in our Registration Statement on Form S-1 filed with the Commission on January 9, 2001.

Any document which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

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If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address requests for documents to John D. Giolli, CPA, Vice President, Finance and Acting Chief Financial Officer, Millennium Cell Inc., 1 Industrial Way West, Eatontown, New Jersey 07724.

You can inspect and copy all or any portion of the registration statement or any reports, statements or other information we file at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Copies of all or any portion of the registration statement and any other document we file with the Commission at the Commission’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 233 Broadway, New York, New York 10279, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661- 2511. Our Commission filings are also available to the public from the Commission’s Website at “http://www.sec.gov.”

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NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO PROVIDE YOU WITH INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, ONLY THE SHARES OF MILLENNIUM CELL INC. COMMON STOCK COVERED BY THIS PROSPECTUS, AND ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES.

Millennium Cell Inc.

5,348,277 SHARES OF COMMON STOCK

________________, 2004

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an estimate of the fees and expenses payable by us in connection with the registration of the common stock offered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholder. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount

Securities and Exchange Commission registration fee	$626.81
Accounting fees and expenses	$9,000.00
Legal fees and expenses	$30,000.00
Miscellaneous fees and expenses	$5,373.19
Total	$45,000.00

We shall bear all expenses in connection with the issuance and distribution of the securities being offered hereby.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with Section 145 of the Delaware General Corporation Law, Article 11 of our certificate of incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases or (4) for any transaction from which the director derived an improper personal benefit.

Article V of our by-laws provides for indemnification by the Company of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

ITEM 16. EXHIBITS

The exhibits filed as part of this registration statement are as follows:

Exhibit No.    Description

3.1	Certificate of Incorporation of Millennium Cell Inc.

3.2	By-Laws of Millennium Cell Inc.

3.3	Certificate of Amendment to Certificate of Incorporation of Millennium Cell Inc.

3.4	Certificate Eliminating Reference to the Series A Convertible Preferred Stock from the Certificate of Incorporation of Millennium Cell Inc.

3.5	Certificate of Amendment of Certificate of Incorporation of Millennium Cell Inc.

5.1	Opinion of Dickstein Shapiro Morin & Oshinsky LLP, legal counsel.

23.1	Consent of Ernst & Young LLP, registered public accounting firm.

23.2	Consent of Dickstein Shapiro Morin & Oshinsky LLP, legal counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included in Signature Pages to this Registration Statement on Form S-3).

ITEM 17. UNDERTAKINGS.

We, the undersigned Registrant hereby undertake:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to the Registrant Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that individually or in the aggregate represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eatontown, State of New Jersey, on the 8th day of November, 2004.

MILLENNIUM CELL INC. (Registrant) By: /s/ H. David Ramm H. David Ramm Interim President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of H. David Ramm and John D. Giolli, CPA, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person in his name, place and stead, in any and all capacities, in connection with the Registrant’s Registration Statement on Form S-3 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities as the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

II-

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ H. David Ramm	Interim President and Chief Executive Officer and Director	November 8, 2004
H. David Ramm

/s/ John D. Giolli	Vice President, Finance and Acting Chief Financial Officer	November 8, 2004
John D. Giolli

/s/ G. Chris Andersen	Director	November 8, 2004
G. Chris Andersen

/s/ Kenneth R. Baker	Director	November 8, 2004

Kenneth R. Baker

/s/ Alexander MacLachlan	Director	November 8, 2004
Alexander MacLachlan

/s/ Zoltan Merszei	Director	November 8, 2004
Zoltan Merszei

/s/ James L. Rawlings	Director	November 8, 2004
James L. Rawlings

/s/ Richard L. Sandor	Director	November 8, 2004
Richard L. Sandor

/s/ John R. Wallace	Director	November 8, 2004
John R. Wallace

/s/ Peter A. McGuigan	Director	November 8, 2004
Peter A. McGuigan

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Millennium Cell Inc.
Form S-3
Index to Exhibits

Exhibit No.    Description

3.1(1)	Certificate of Incorporation of Millennium Cell Inc.

3.2(1)	By-Laws of Millennium Cell Inc.

3.3(1)	Certificate of Amendment to Certificate of Incorporation of Millennium Cell Inc.

3.4(2)	Certificate Eliminating Reference to the Series A Convertible Preferred Stock from the Certificate of Incorporation of Millennium Cell Inc.

3.5(2)	Certificate of Amendment of Certificate of Incorporation of Millennium Cell Inc.

5.1	Opinion of Dickstein Shapiro Morin & Oshinsky LLP, legal counsel.*

23.1	Consent of Ernst & Young LLP, registered public accounting firm.

23.2	Consent of Dickstein Shapiro Morin & Oshinsky LLP, legal counsel (included in Exhibit 5.1).*

24.1	Powers of Attorney (included in Signatures Page to this Registration Statement on Form S-3).*

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*	Filed herewith.

(1)	Incorporated by reference to Millennium Cell Inc.’s Registration Statement filed on Form S-1, Registration No. 333-37896.

(2)	Incorporated by reference to Millennium Cell Inc.’s Quarterly Report on Form 10-Q filed on May 13, 2002.